Details and Cost

2/11/2013

Bruce Knoblich

IDS Solar Technologies, Inc.

533 Birch Street

Lake Elsinore, CA 92530

Dear Bruce:

We are pleased to set forth in this letter of agreement (the “Agreement”) the terms of the retention of Emerging Growth, LLC ( “EGC”) by IDS Solar Technologies, Inc. with respect to an online advertising program for IDS Solar Technologies, Inc., collectively with its affiliates, the “Company”).

1. EGC shall, on a non-exclusive basis, assist the Company as a consultant in the development of an online advertising program for the Company consisting of the following services (the “Services”):

•	CMS (Contact Management System)
•	Online Marketing Strategies & Services
•	Website Development & Maintenance
•	Social Media Setup & Maintenance
•	Presentation Materials Design & Development

2. The term or this Agreement shall commence as of the date first set forth on February 15th, 2013 and shall remain in effect for a period of Twelve (12) months. At any point this agreement can be modified or adjusted to add or remove services. On August 15th ether party can opt-out of the remaining six months without penalty.

3. In connection with EGC’s activities at your request, on the Company’s behalf, the Company will cooperate with EGC and will furnish EGC with all information and data concerning the Company (the “Information”), which EGC deems appropriate. The Company represent and warrant that all Information made available to EGC by the Company will, at all times during the period of engagement of EGC hereunder, be authorized by the Company to be delivered to EGC, and be complete and correct in all material respects and will not contain any untrue statements of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statement therein not misleading in light of the circumstances under which such statements are made. The Company further represents and warrants that any projection provided by the Company to EGC will be authorized by the Company to be delivered to EGC, and be prepared in good faith by the Company’s management and will be based upon assumptions by the Company’s management which, in light of the circumstances under which they are made, are reasonable. The Company acknowledges and agrees that, in rendering it services hereunder, EGC will be using and relying on the Information without independent verification thereof by EGC or Independent appraisal by EGC of any of the Company’s assets. EGC does not assume responsibility for any information regarding the Company. EGC acknowledges and agrees any Information distributed or released by EGC pursuant to the Services provided by EGC shall be reviewed by the Company and shall not be disclosed publicly without the Company’s prior written consent. Any advice rendered by EGC pursuant to this Agreement may not be disclosed publicly without EGC’s prior written consent. The Company further confirms, represents and warrants to EGC that the engagement contemplated by this Agreement has been duly and validly authorized by the Company.

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4. In consideration for the Services provided by EGC the Company shall provides the following compensation to EGC:

(a) Thirty-six Thousand Dollars ($36,000.00) in cash. Payment of Four Thousand Five Hundred Dollars ($4,500.00) will be due immediately upon execution of this Agreement. Payment of One Thousand Five Hundred Dollar ($1,500.00) will be due March 1, 2013. Starting March 15, 2013, a monthly payment of Three Thousand Dollars ($3,000.00) will be due on the 15th of each month through the term of the agreement. The last scheduled payment is due December 15th 2013. Approved Expenses (as defined below) will be included in the immediately following month's invoice. Payment will be made, by check, or wire transfer of immediately available funds to an account designated by EGC within thirty (30) days of the date set forth on the applicable invoice. Late payments shall be subject to a penalty on the due and unpaid amounts equal to the lesser of 1.5% per month or the highest rate permitted by law.

(b) Three Hundred Thousand (300.000) shares of the Company's Common Stock, par value $0.001 per share (the “Shares”), to be issued and delivered to EGC or its designee as restricted 144 stock to be delivered upon execution of this Agreement. The Company shall cause its transfer agent to issue to, register in the name of, and deliver to EUC or its designee, one or more certificates evidencing the Shares, on the dates set forth above. The Company may determine, in its discretion, to issue additional shares of its Common Stock to EGC, or its designee, from time to time, based on the performance of EGC and other factors to be determined by the Company.

(c) In addition to the compensation described above, the Company agrees to promptly reimburse EGC for any reasonable and accountable Approved Expenses incurred in connection with its retention hereunder when incurred or promptly thereafter. It is agreed that EGC will have to obtain prior written approval from the Company for any expenses incurred exceeding $500.00 per activity (“Approved Expense”). The Company will not be required to reimburse any unapproved expenses.

In the event that this Agreement is terminated by either party, for whatever reason, by the delivery or written nonce within the thirty (30) day period immediately preceding the last day of any given calendar quarter, EGC shall be entitled to receive, and the Company shall issue and deliver or cause to be issued and delivered to EGC, the number of the Shares intended to be issued and delivered to EGC on the last day of such calendar quarter, if any, as set forth above and in all events, in accordance with the provisions of this Agreement.

5. The Company agrees to indemnify EGC and its affiliates in accordance with the indemnification provisions (the “Indemnification Provisions”) attached to this Agreement as Annex A, which Indemnification Provisions are incorporated herein by reference. In no event will EGC or its members, managers, directors, officers, employees, affiliates, or agents be liable for special, indirect, incidental, consequential or reliance damages, including but not limited to, loss of data, loss of use, or loss of profits arising hereunder or from the provision of the Services, however caused, whether for breach of contract, or under any other legal theory, whether foreseeable or not, and notwithstanding the failure of essential purpose of any limited remedy. The Company agrees that these limitations of liability and reasonable and are agreed allocations of risk and arc reflected in the compensation agreed upon by the parties. EGC is not liable for any creative or advertising materials provided by the Company, including, without limitation, any errors in content or omissions therein. EGCs total liability arising out of this Agreement or the Services provided hereunder, whether based on contract, tort or otherwise, will not exceed the greater of (1) the total cash fees paid to EGC hereunder, if any, and (2) $l0,000.

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6. EGC will use any non-public or proprietary information provided by the Company (“Confidential Information”) solely in the course of the Services provided hereunder and in a manner which EGC believes in good faith is consistent with the Company’s interests or is required by law. To allow EGC to comply with this obligation, all Confidential Information whose sensitivity and confidentiality is not obvious must be marked “confidential.”

7. This Agreement shall be governed according to the laws of the State of California, notwithstanding the conflict of laws principles thereof. Subject to the mediation and arbitration pro\ is ions herein, venue for any legal or equitable action between the pa11ies which relates to this Agreement shall be in the state or federal courts located in Los Angeles, California. If any dispute arises under this Agreement, the parties agree to first make attempts to resolve the dispute through non-binding mediation in Los Angeles. California through a mutually agreed upon mediator, any costs and fees, other than attorneys fees associated with such mediation, shall be shared equally by the parties. If the parties are unable to resolve the dispute through non-binding mediation, the parties hereby agree that such dispute and its related controversies, claims and matters of difference shall be resolved by binding, arbitration before JAMS/Endispute (the “JAMS”) located in Los Angeles, California according to the rules and practices of JAMS from time-to-time in effect (and any such arbitration shall occur before a panel of no less than three (3) arbitrators to be selected by the parties in accordance with the rules of JAMS); provided, however that the parties hereto reserve their rights to seek and obtain injunctive or other equitable relief from a court of competent jurisdiction, without waiving the right to compel such arbitration pursuant to this section. The prevailing party, if any, as determined by the arbitrator’s award, shall be entitled to reimbursement of all expenses incurred in the arbitration including reasonable attorneys’ fees and costs. Judgment on the award may be entered in any court having jurisdiction over the award (notwithstanding the provisions hereof).

8. The benefits of this Agreement shall inure to the respective successors and assigns of the parties hereto and or the indemnified parties hereunder and their successors and assigns and representatives, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns.

9. For the convenience of the parties hereto, any number of counterparts of this Agreement (including counterparts received by PDF or facsimile) may be executed and delivered by the parties hereto. Each such counterpart shall be, and shall be deemed to be, an original instrument, but all such counterparts taken together shall constitute one and the same Agreement. This Agreement may not be modified or amended except in writing signed by the parties hereto.

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10. This Agreement constitutes the entire agreement of the parties, and supersedes all prior agreements and understandings (both written and oral) with respect to the subject manner hereof. If any term, provision, covenant, or restriction contained in this Agreement is unenforceable, the remainder of this Agreement shall remain in full force and effect and shall not be effected, impaired, or invalidated in any way.

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If the foregoing correctly sets forth our Agreement, please sign the enclosed copy of this letter in the space provided and return it to us.

Very truly yours,

Emerging Growth, LLC By: /s/ Daniel Minton Name: Daniel Minton Title: President	Confirmed and Agreed To: This 5th day of February 2013 IDS Solar Technologies, Inc. 533 Birch Street Lake Elsinore, CA 92530 By: /s/ Bruce Knoblich Name: Bruce Knoblich Title: CEO

ANNEX A - Indemnification Provision

The Company (referred to herein as the (“Indemnifying Party”), agree to indemnity and hold harmless EGC (collectively, the (“Indemnifying Party”) against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses, and disbursements (and any and all actions, suits, proceedings, and investigations in respect thereof and any and all legal and other costs, expenses, and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), including, without limitation the costs, expenses, and disbursements, as and when incurred, of investigating, preparing, or defending any such action, suit, proceeding, or investigation (whether or not in connection with litigation in which the Indemnified Party is a party), and including, without limitation, whether such losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses, and disbursements arise from actions of the Company, directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with the performance or non-performance of its obligations under the Agreement, as it may be amended from time to time; provided, however, such indemnity shall not apply to any portion of any such loss, claim, damage, obligation, penalty, judgment, award, liability, cost, expense, or disbursement to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct the Indemnified Party.

These Indemnification Provisions shall be in addition to any liability which the Indemnifying Party may otherwise have to the Indemnified Party or the persons indemnified below in this sentence and shall extend to the following- the Indemnified Party’s affiliated entities, directors, officers, employees, and controlling persons (within the meaning of the federal securities laws). All references to the Indemnified Party in these Indemnification Provisions shall be understood to include any and all of the foregoing.

If any action, suit, proceeding, or investigation is commenced, as to which the Indemnified Party proposes to demand indemnification, it shall notify the Indemnifying Party within five (5) business days; provided, however, that any failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from its obligations hereunder The Indemnified Party shall have the right to retain counsel of its own choice to represent it and the Indemnifying Party shall pay the reasonable fees, expenses, and disbursements of such counsel: and such counsel shall, to extent consistent with its professional responsibilities, cooperate with the Indemnifying Party and any counsel designated by the Indemnifying Party. The Indemnifying Party shall be liable for any settlement of any claim against the Indemnified Party made with the Indemnifying Party’s written consent, which consent shall not be unreasonably withheld. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise, or consent includes, as an unconditional term thereof, the giving by the claimant to the Indemnified Party of an unconditional release from all liability in respect of such claim.

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In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these Indemnification Provisions is made, but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case then the Company shall contribute to the losses, claims, damages, obligations, penalties, judgments, awards, liabilities, cost, expenses, and disbursements to which the indemnified persons may be subject in accordance with the relative benefits received by the Company, on the one hand, and EGC, on the other hand, and also the relative fault of the Company, on the one hand, and EGC on the other hand, in connection with the statements, acts, or omissions which resulted in such losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses, or disbursements and the relevant equitable considerations shall also be considered. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation.

Neither termination nor completion of the engagement of EGC referred to above shall affect these Indemnification Provisions which shall then remain operative and in full force and effect.

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